Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2008

HOUSTON, November 10, 2008 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $27.4 million, or $0.69 per diluted share for the three months ended September 30, 2008, versus net income of $27.6 million, or $0.67 per diluted share for the third quarter of 2007. Total revenues were $132.3 million during the quarter ended September 30, 2008 compared to $130.4 million for the same period in 2007. Operating results for the third quarter of 2008 were impacted as a result of Hurricane Ike which caused temporary disruptions in both manufacturing operations and shipments from our Houston-area facilities.

For the nine months ended September 30, 2008, net income was $80.5 million, or $1.98 per diluted share, compared with net income of $75.8 million, or $1.85 per diluted share, for the same period in 2007. Revenues for the nine months ended September 30, 2008 were $407.2 million, up approximately 12.2% when compared to revenues of $362.8 million for the same period last year.

In addition, the Company announced that its backlog at September 30, 2008 was approximately $528 million, compared to its September 30, 2007 backlog of approximately $457 million. The Company expects its earnings per share for the quarter ending December 31, 2008 to approximate $0.64 to $0.74 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
Revenues	$130,423	$132,271	$362,806	$407,228
Cost and expenses:
Cost of sales	75,895	74,230	208,137	235,775
Selling, general and administrative	11,772	15,734	35,856	43,539
Engineering and product development	6,009	6,489	16,495	19,624

	93,676	96,453	260,488	298,938

Operating income	36,747	35,818	102,318	108,290
Interest income	2,273	497	6,022	3,130
Interest expense	(98)	(47)	(256)	(149)

Income before income taxes	38,922	36,268	108,084	111,271
Income tax provision	11,298	8,822	32,300	30,731

Net income	$27,624	$27,446	$75,784	$80,540

Diluted earnings per share	$0.67	$0.69	$1.85	$1.98

Weighted average shares – diluted	41,004	39,832	40,983	40,625

Depreciation and amortization	$3,867	$4,366	$11,560	$12,656

Capital expenditures	$8,128	$9,123	$17,706	$39,365